                                                                   EXHIBIT 10.31



PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS AGREEMENT. SUCH CONFIDENTIAL INFORMATION HAS BEEN (I) OMITTED FROM THIS VERSION OF THE AGREEMENT, (II) MARKED WITH ASTERISKS (**) AND (III) FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.






                          THE COLOMBO LICENSE AGREEMENT


         THIS AGREEMENT made as of the 15th day of August, 1995 by and between General Mills, Inc. and General Mills Products Corp., Delaware corporations, having a place of business at Number One General Mills Boulevard, Minneapolis, Minnesota 55426, hereinafter individually and collectively referred to as "Licensor", and Integrated Brands Inc., a New Jersey corporation having a place of business at 4175 Veterans Highway, Ronkonkoma, New York 11779, hereinafter referred to as "Licensee."
         WHEREAS, Licensor is the owner of the trademark COLOMBO alone and in connection with a strawberry design and the words SHOPPE STYLE and SLENDER SCOOPS (hereinafter collectively and/or individually referred to as "Trademark") in connection with frozen yogurt and other items, and
         WHEREAS, Licensor is the owner of certain manufacturing processes and formulas for use in connection with the manufacture of prepackaged hard pack frozen yogurt (hereinafter referred to as "Formula"); and
         WHEREAS, Licensee desires a license from Licensor to use the Trademark and the Formula solely in connection with the development, manufacture, contract manufacture, marketing, sale and distribution of "Articles", defined to mean all prepackaged frozen products containing at least thirty-five percent (35%) by volume frozen yogurt, ice cream, ice milk, sherbet, sorbet, frozen fruit, water ice or other frozen items which would be considered substitutes for the foregoing frozen items/ingredients, dairy or non-dairy, naturally or artificially sweetened, sold in any prepackaged container size or form. ("Prepackaged" is defined to mean packaged by the manufacturer off the premises from which finished goods are sold at retail to consumers). Examples of Articles include, but are not limited to, (i) retail prepackaged goods, such as gallons, half gallons, quarts, pints and half pints; (ii) bulk, such as three (3) gallon, two and one half (2 1/2) gallon and one and one half (1 1/2) gallon prepackaged containers; (iii) prepackaged novelties such as pops, bars, sandwiches, cups, cones, parfaits, push-ups, nuggets and shakes; and (iv) prepackaged finished prepared frozen dessert specialties such as ice cream cakes and pies, cake rolls, jimmy rolls, nut rolls and brownie sundaes. "Articles" always excludes all machine dispensed frozen yogurt, machine dispensed ice cream and other items which are machine dispensed. ("Machine dispensed" is defined to mean unpackaged food items dispensed from a machine into a cone, cup, container or other package, edible or not, on the premises from which finished goods are sold directly to the consumer, and would not include prepackaged items dispensed from a vending machine).
         NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed as follows:

1.       Grant of License
         a. Articles: Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and Licensee hereby accepts the exclusive right, license and privilege of utilizing the Trademark and the Formula solely in connection with the development, manufacture, contract manufacture, marketing, sale and distribution of Articles; provided however, Licensee is not authorized to use the Trademark in connection with any Articles distributed as premiums or otherwise to be used as aids in the advertisement or promotion of any products or business of others (other than the sale of Articles). Subject to Licensor's prior written approval, not to be unreasonably withheld, Licensee shall have the right to have third parties manufacture such Articles for Licensee so long as such third Parties agree in writing to comply with the quality control provisions and other provisions relevant to such third party set forth in this Agreement. Any third party manufacturer not disapproved by Licensor within fifteen (15) business days after receipt by Licensor of Licensee's written request for such approval shall be deemed approved pursuant to this paragraph. Licensor acknowledges that Licensee may elect to have Articles manufactured by third parties who are also retailers of the Articles, and that the Articles may be manufactured by and sold to some or all of such third party manufacturer/retailer without Licensee taking actual physical possession of such Articles.
         b. Formula: The Formula licensed herein shall be limited to that appearing in the attached Schedule A. Subject to the terms of this Agreement, Licensee shall have the right to make adjustments to the Formula (which shall be the property of Licensor after expiration or termination of this Agreement) or develop its own formulas (which shall remain the property of Licensee after expiration or termination of this Agreement). The Formula may only be used in connection with Articles using the Trademark.
         c. Exclusivity: Subject to the terms of this Agreement, Licensor agrees that it will not use or license to anyone else the right to use the Trademark in the Territory, in connection with the Articles.
         d. Reservation: Notwithstanding paragraphs (a) and (c) above:
                  (i) Licensor reserves to itself a non-exclusive right, and it is understood that Licensee shall have a non-exclusive right, to use the Trademark in connection with the Articles solely for sale into food service distribution channels. "Food service distribution channels", in which it is understood that Licensor shall have a right to use the Trademark in connection with the Articles include, but are not limited to, airport/train/bus snack shops, restaurants (including luncheonettes), vending, cafeterias, colleges and universities, secondary and elementary schools, stadiums, amusement parks, park and recreation areas, airlines, cruise ships, health care facilities, and hospitals. "Food service distribution channels" shall not include convenience stores, delicatessens, stand alone carts, fruit stores, bodegas, milk stores, dairy stores, gourmet shops, health food stores, superettes, grocery stores, club stores, box stores, candy stores, hypermarkets and supermarkets, it being understood that such identified businesses shall be included in the area of exclusivity granted herein; provided, however, that convenience stores, delicatessens and milk stores shall be considered food service distribution channels solely as to the sale of single serve cups five (5) ounces or less in size and bulk tubs for "hand-dipping," but only if these businesses also sell machine dispensed items under one of Licensor's Trademarks. Licensor shall purchase its requirements of Articles using the Trademark for sale in food service distribution channels from Licensee (x) at Licensee's cost (including ingredients, packaging, processing, warehousing, storage, handling and other direct costs), plus ten percent (10%), plus freight, for the first two million dollars ($2,000,000) in sales by Licensee to Licensor of Articles using the Trademark in any year of this Agreement, and (y) at Licensee's lowest wholesale price after such sales have reached two million dollars ($2,000,000) in any year of this Agreement. Licensor shall provide to Licensee with reasonable advance notice its estimated monthly and annual projected requirements of the Articles. Should Licensee be unable to supply Licensor with Licensor's requirements of the Articles, Licensor shall be free to purchase such quantities of the Articles as Licensee is unable to supply from another supplier until such time as Licensee is able to supply Licensor's requirements of the Articles.
                  (ii) It is also understood Licensor reserves to itself the exclusive right to use and license to others the right to use the Trademark in connection with any products and/or services not included within the definition of Articles, including but not limited to, (v) machine dispensed frozen yogurt,
                           (w) machine dispensed ice cream (x) other machine dispensed items, (y) bulk mixes for making machine dispensed frozen yogurt, machine dispensed ice cream and other machine dispensed items, and (z) any refrigerated products, including refrigerated products of similar or same description as the Articles (but not frozen). Also, Licensor reserves the exclusive right to allow retailers (including Licensor) to pack in retail premises excess machine dispensed frozen yogurt, machine dispensed ice cream and other items which are machine dispensed in appropriately labeled containers using the Trademark for retail sale to consumers from the premises on which such products were machine dispensed.
                  (iii) In addition, Licensor reserves to itself the right to use or license to others to use the Trademark as the name of a retail business of any type which sells frozen yogurt, ice cream or frozen novelties including but not limited to restaurants, ice cream counters and carts and frozen yogurt counters and carts;
                           provided, however, this provision shall not preclude Licensee from selling Articles using the Trademark to such businesses should such businesses desire to sell said Articles.
         e. Territory: This Agreement is limited to the United
States, its territories and
possessions (including Puerto Rico) and Canada.
2. License Fee and Royalty
         a. Rate: Licensee agrees to pay to Licensor a royalty of ________** on Licensee's Gross Revenues of Articles sold by Licensee using the Trademark; provided, however, no royalty shall be due on (i) Licensee's Gross Revenues of Articles sold by Licensee using the Trademark during the first twelve (12) months of this Agreement, and (ii) Articles sold to Licensor using the Trademark so long as said Articles are sold to Licensor at Licensee's cost (including ingredients, packaging, processing, warehousing, storage, handling and other direct costs), plus ten percent (10%), plus freight, or at Licensee's lowest wholesale price. In connection with any Articles sold and/or distributed by Licensee to a related company of Licensee at a price lower than the price otherwise charged to the trade, the royalty payable herein shall be based on what the Gross Revenues of the sales of the Articles would have been if the company was not related to Licensee. As used herein "Gross Revenues" means the gross sales price invoiced by Licensee to purchasers of the Articles minus any credits or allowances given as a result of the return or destruction of such Articles, any off-invoice allowances (but not promotional billback allowances), and any applicable sales or use taxes. For all purposes of this Agreement, the royalty shall accrue on the sale of the Articles and the Articles shall be considered sold when shipped or billed out, whichever occurs earlier.
         b. Royalty Payments and Records: Licensee agrees to keep full, accurate and complete books of account, and other records in sufficient detail so that the royalty payable hereunder may be ascertained properly. Within thirty (30) days after the end of each of Licensor's fiscal quarters which commence June 1, September 1, December 1 and March 1, Licensee shall furnish to Licensor complete and accurate statements of sales of Articles using the Trademark during such previous fiscal quarter certified to be accurate by the chief financial or accounting officer of Licensee showing the number, description, Gross Revenues of such Articles and permitted deductions therefrom. Such statements shall be furnished to Licensor whether or not any of the Articles utilizing the Trademark have been sold during the proceeding quarter and whether or not a royalty is due. Each such report shall be accompanied by a check for the amount of the royalty payments due with respect to the period covered by such report. The receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified and the appropriate payments made by Licensee upon demand by Licensor. Any royalty payments, including accrued royalties, and audit findings, not paid when due shall be paid immediately upon demand and shall bear interest at an annual rate of two percent (2%) over the rate of interest publicly announced by Citibank, N.A. in New York as its base rate in effect as of the date of which such overdue royalty amount should have been paid to Licensor.
         Licensee agrees, upon request by Licensor, to permit Licensor or its authorized representative to have access to such books or records as may be necessary to determine the royalty in respect to any accounting period covered by this Agreement and obtain any information as to the amount payable in case of failure to report. Such audits shall be at the expense of Licensor unless they show that Licensee has understated the royalties by five percent (5%) or more or Five Thousand Dollars ($5,000) (whichever is greater) for any quarter, in which case Licensee shall reimburse Licensor for its out-of-pocket expenses incurred in connection with the audit as well as pay to Licensor the required amount of additional royalties. All books of account and records shall be kept available by Licensee for at least two
(2) years after the submission of the relevant statement.
3. Licensor's Authorized Representative
         Wherever Licensee is directed to furnish or supply to or otherwise take some action or perform some obligation in respect of Licensor in this Agreement, the term "Licensor" shall be deemed to include "or Licensor's authorized representative", unless written advice to the contrary is received from Licensor.
4. Goodwill, etc.
         a. Licensee recognizes the great value of the goodwill associated with the Trademark and acknowledges that the Trademark and all rights therein and the goodwill pertaining thereto belong exclusively to Licensor. Licensee agrees not to contest Licensor's rights in the Trademark or perform any material act or omission adverse to said rights.
         b. Licensee hereby agrees that its every use of the Trademark shall inure to the benefit of Licensor, and that Licensee shall not at any time acquire any rights in the Trademark by virtue of any use it may make of the Trademark, other than the licensed rights granted herein.
         c. Subject to being reimbursed for its out-of-pocket expenses, Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing, preserving and protecting Licensor's rights or any grantor of Licensor's rights in and to the Trademark.
         d. Licensee agrees that it will use the Trademark only on the specific Articles herein licensed, and that it will not adopt or use as its own a trademark the same or similar to the Trademark.
         e. Licensor shall have the right, but shall not be under any obligation, to use the Trademark and/or the name of Licensee so as to give the Trademark, Licensee, Licensor and/or Licensor's products full and favorable prominence and publicity. Licensor shall not be under any obligation whatsoever to continue using the Trademark in connection with its products or services.
         f. Licensee acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale or distribution of Articles utilizing the Trademark covered by this Agreement on the termination or expiration of this Agreement will result in immediate and irremediable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease the manufacture, sale or distribution, and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper.
         g. Licensee shall report to Licensor in writing any infringement or imitation of the Trademark it becomes aware of on Articles. Licensor shall have the sole right to determine whether to institute litigation upon any such infringements as well as the sole right to select counsel. In the event Licensor decides to institute such litigation, Licensor shall offer Licensee an opportunity to voluntarily join in any such action. In the event that Licensee voluntarily joins in any such action, the expenses and any damages awarded as a result of a lawsuit or settlement reached as a result of a lawsuit shall be split fifty/fifty (50/50) by the parties after the out-of-pocket expenses have been reimbursed. In the event that Licensee chooses not to voluntarily join in any such action, Licensor shall be free to join Licensee as a party thereto and Licensee agrees to cooperate with Licensor in any such suit subject to being reimbursed for its out-of-pocket expenses. If Licensee does not join the suit voluntarily, all expenses shall be borne by Licensor and, all recoveries and awards shall be fully retained by Licensor. If Licensor decides not to institute such litigation, it may authorize, within its sole discretion, Licensee to institute such litigation in which event Licensee shall be solely responsible for the costs of such litigation and shall be entitled to keep any recoveries therefrom.
5. Indemnification and Product Liability Insurance
         a. Except with respect to any Inventory purchased from Licensor as set forth in the Asset Purchase Agreement between the parties of even date herewith, Licensee hereby indemnifies Licensor and undertakes to defend Licensee and/or Licensor against and hold Licensor harmless from any claims, suits, damages, out-of-pocket expenses (including legal fees and out-of-pocket expenses) and losses arising from the activities of Licensee under this Agreement (other than the use of the Trademark and Formula as authorized herein), including, but not limited to, the unauthorized use of any patent, process, idea, method or device by Licensee in connection with the Articles covered by this Agreement. Licensee agrees that it will obtain and maintain throughout the term of this Agreement, at its own expense, liability insurance including product liability with a broad form vendors endorsement from an insurance company reasonably acceptable to Licensor providing adequate protection (at least in the amount of Ten Million Dollars ($10,000,000)) against any claims, suits, damages, expenses or losses arising out of Licensee's operations pursuant to this Agreement. Such insurance shall include coverage of Licensor and its directors, officers, agents, employees, assignees and successors. As proof of such insurance, a certificate of insurance naming Licensor as an additional insured party will be submitted to Licensor by Licensee for prior approval before any Articles using the Trademark are distributed or sold, and at the latest within thirty (30) days after the date first written above. Licensor shall be entitled to a copy of the prevailing certificate(s) of insurance which shall be furnished to Licensor by Licensee. Licensee and its insurer shall provide Licensor with thirty (30) days advance notice in the event of the cancellation of said insurance.
         b. Licensor hereby indemnifies Licensee and undertakes to defend Licensee and hold Licensee harmless from any trademark or patent infringement claims, suits, damages, out-of-pocket expenses (including legal fees and out-of-pocket expenses) and losses arising solely out of Licensee's use of the COLOMBO Trademark or the Formula approved under the terms of this Agreement, but only in connection with those Articles using the COLOMBO Trademark and the Formula which Licensor was selling prior to the date of this Agreement.
6. Quality of Merchandise
         a. Licensee agrees that the Articles covered by this Agreement shall be of high standard and of such style, appearance and quality as to be adequate and suited to their advantageous exploitation and to the protection and enhancement of the Trademark and the goodwill pertaining thereto; that the Articles will be manufactured, sold and distributed in accordance with all applicable Federal, State and local laws, and that the policy of sale, distribution, and/or exploitation by Licensee shall be advantageous and of high standard and that the same shall in no manner reflect adversely upon the good name of Licensor or any of its activities or the Trademark. To this end, Licensee shall, before selling or distributing any Articles covered by this Agreement, furnish to Licensor, free of cost for its written approval, a reasonable number of samples of each of the Articles. The quality and style of such Articles shall be subject to the approval of Licensor, which approval shall not be unreasonably withheld or delayed. At the request of Licensor, Licensee shall supply to Licensor any manufacturing information requested by Licensor to help Licensor in evaluating the quality and style of such Articles. Any Articles submitted to Licensor and not disapproved by Licensor within fifteen (15) business days of its receipt by Licensor shall be deemed to have been approved pursuant to this paragraph. Licensee warrants that the Articles manufactured, distributed and sold by Licensee, if applicable, and its contract packers and the manufacturing and sanitation practices used by Licensee, if applicable, and its contract packers to produce the Articles will comply with all applicable Federal, State and local laws, including, but not limited to, manufacturing codes and that Licensee will not manufacture the Articles from inherently dangerous materials or substances and will not design the Articles so as to constitute any inherent danger. After samples of the Articles have been approved pursuant to this paragraph, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent, and Licensor shall not withdraw its approval of the approved Articles or any approved plant except for good cause when Licensor may in good faith have reason to believe that the approved Articles or manufacture of Articles by the approved plant may be detrimental to the health or safety of the public. Licensor acknowledges that (i) the plants operated as of the date of this Agreement by ________________________________** are acceptable to Licensor as of the date of this Agreement, and (ii) the Articles using the Trademark being manufactured by ________________________________** as of the date of this

Agreement meet the specified approved standards for quality and style set forth herein. From time to time after Licensee has commenced selling the Articles and upon Licensor's written request, Licensee shall furnish, without cost to Licensor, the requested reasonable amount of samples of the Articles being manufactured and sold by Licensee hereunder. Also, Licensor, through such agents or representatives as it may designate, shall have access to Licensee's facilities and the facilities of Licensee's contract manufacturers where the Articles are manufactured, at reasonable times and with reasonable advance notice given during normal business hours, for the purpose of inspecting the Articles to the extent necessary to determine whether Licensor's quality standards are being met.
         b. Subject to the terms of this Agreement, Licensor acknowledges that Licensee shall have the right to make adjustments to the formulas for the Articles and to develop and market new Articles using the Trademark. Except as set forth herein, Licensee's formulas for the Articles shall remain the property of Licensee after expiration or termination of this Agreement.
         c. Licensee shall have the sole responsibility with respect to the Articles for taking action, maintaining records or handling recalls and all costs associated therewith under the Consumer Products Safety Act, the Federal Food, Drug and Cosmetic
Act or any other similar acts, orders or directives.

7. Labeling, Promotion, Advertising and Use
         a. Licensee shall submit to Licensor for its prior written approval, all new proposed tags, labels, containers, packaging, advertising, promotional or display materials or the like containing or referring to the Trademark which approval shall not be unreasonably withheld or delayed. Any item submitted to Licensor and not disapproved by Licensor within ten (10) business days of its receipt by Licensor shall be deemed to have been approved pursuant to this paragraph. Licensor acknowledges that the items referred to in this paragraph above which Licensor currently uses with Articles using the Trademark are acceptable to Licensor.
         b. Licensee agrees that it will apply the proper reasonable notations, as specified by Licensor, relating to the ownership of the Trademark on all tags, labels, containers, packaging, advertising, promotional or display materials or the like containing or referring to the Trademark.
         c. Licensee warrants that all tags, labels, containers, packaging, advertising, promotional or display materials or the like containing the Trademark will comply with all applicable Federal, State and local laws.
         d. Licensee may use another brand name or trademark on the Articles in connection with the Trademark subject to the approval of Licensor as set forth in paragraph 7 (a) hereof. Such other brand names or trademarks shall remain the property of Licensee after the expiration or termination of this Agreement, unless previously owned by Licensor.

8. Term and Termination
         a. The term of this Agreement shall commence on the date first written above and shall end on December 31, 2015, unless sooner terminated in accordance herewith.
         b. If this Agreement has not been otherwise terminated, Licensee shall have an option to extend this Agreement until December 31, 2020 by giving written notice thereof to Licensor by September 30, 2015, provided that Licensee pays Licensor the sum of _______________** by December 31, 2001. This payment is independent of any royalties which may be due Licensor hereunder. If, however, the sublicense agreement between Licensor and Licensee relating to the YOPLAIT trademark is terminated in year 2002, Licensee shall only be required to pay Licensor ________________________________** independent of any royalties owed in order to extend this Agreement. Should the YOPLAIT Trademark Sublicense Agreement be terminated in year 2015, then Licensee shall be only required to pay Licensor ________________________** independent of any royalties owed in order to extend this Agreement. In the event Licensee does not furnish written notice of extension to Licensor by September 30, 2015, Licensor shall notify Licensee that this Agreement shall terminate on December 31, 2015, unless Licensee provides Licensor with written notice of its intention to extend within fifteen (15) business days after Licensee's receipt of such written notice. In the event Licensor does not furnish such written notice to Licensee before December 12, 2015, this Agreement shall continue in effect after December 31, 2015 until such time as Licensor shall notify Licensee that this Agreement shall terminate, unless Licensee provides Licensor with written notice of its intention to extend within fifteen (15) business days after Licensee's receipt of such notification, along with payment in full of the amount due, plus interest on such amount at the rate specified in paragraph 2b in effect as of December 31, 2015, with such interest accruing from and after that date.
         c. [Redacted]
         d. If for any twelve (12) month period Licensee is not engaged in manufacturing or selling any Articles using the Trademark in either the United States or Canada, Licensor shall have the right to terminate this Agreement as to that part of the Territory (United States or Canada) by giving Licensee written notice to that effect. Provided, as to Canada, Licensor shall not have the right to terminate unless Licensor, directly or through a licensee, intends to engage in the sale of Articles using the Trademark within six (6) months in Canada. Licensee shall have two (2) months from the date of receipt of the written notice to commence the manufacturing or selling of any Articles using the Trademark, and in the absence of which, this Agreement shall automatically terminate at the end of said two (2) month period as to that part of the Territory, provided, however, as to Canada, this Agreement shall resume in full force and effect if Licensor, or its licensee, does not commence selling Articles using the Trademark in Canada, within six (6) months of such termination. Licensee agrees to give Licensor prompt written notice of its intention to discontinue marketing Articles under the Trademark.

         e. Licensor may terminate this Agreement if Licensee shall be in material default of any obligation to Licensor hereunder, including, but not limited to, obligations set forth in paragraphs 2, 4, 5, 6, 7, 9 or 13, by giving written notice to Licensee calling attention to such default, specifying the nature thereof and the action required to correct the default and stating that this Agreement will terminate at the expiration of thirty (30) days, when such default arises under paragraph 2 hereof, and forty-five (45) days for any other default, from the date of the receipt by Licensee of such notice, unless Licensee shall cure such default within said thirty (30) or forty-five (45) day period, as applicable, after the receipt of such notice, or if such default cannot be cured within said thirty (30) or forty-five (45) day period, as applicable, of the receipt of such notice, Licensee, exercising due diligence, has commenced taking the steps necessary to prevent the recurrence of such default and is diligently pursuing such steps. Failure of Licensor to terminate this Agreement for any such default or breach shall not be determined a waiver of the right subsequently to do so under the same or any other such default or breach, either of the same or different character.
         f. The license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary if Licensee discontinues its business or Licensee voluntarily submits to, or is ordered by the bankruptcy court to undergo, liquidation pursuant to Chapter 7 of the bankruptcy code. In the event this license is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in any Articles covered by this Agreement, or any carton, container, packaging or wrapping material, advertising, promotional or display materials pertaining thereto, except with and under the special consent and instruction of Licensor in writing, which they shall be obligated to follow. Should Licensee file a petition in bankruptcy or is otherwise adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee and the Articles are attached and such petition is not discharged or dismissed or if an involuntary receiver is appointed for it or its business within ninety (90) days thereafter, this Agreement shall automatically terminate, in each case, if and when, but only if, a bankruptcy or other court of appropriate jurisdiction assigns, sells or otherwise causes this Agreement to be transferred to 1) a business which is a material competitor to any of General Mills' businesses or 2) a business which derives a material portion of its revenues from tobacco, alcoholic beverages, or from pornography or other explicit sexually related material, or which has been convicted of a felony or whose chief executive, financial or operating officer in his or her role as an officer of the company has been convicted of a felony, or which does not comply with Licensor's advertising standards as set forth in the attached Schedule.
         g. Termination of this Agreement for any reason shall not release either party from any part of any obligation accrued prior to the date of such termination, or obligations continuing beyond termination of this Agreement.
         h. Termination of this Agreement for any reason shall be without prejudice to any rights which either party may otherwise have against each other.
         i. Upon expiration or termination of this Agreement for any reason other than failure to comply with the requirements of paragraphs 8(f) hereof, Licensee shall have a period of three hundred sixty five (365) days after the date of termination in which to phase out its use of the Formula and the Trademark provided all Articles to be sold, and all uses of the Trademark, by Licensee during such three hundred sixty-five (365) day period are in compliance with the requirements of paragraphs 6 and 7 hereof. Licensee shall report to Licensor with respect to such sales and make the requisite royalty payment within thirty (30) days after the end of each month during the aforesaid three hundred sixty five (365) day period. All duties and obligations of the Licensee under this Agreement shall remain in force during the sell-off period.
9. Distribution
         a. Licensee agrees to exercise good faith reasonable efforts in the performance of this Agreement.
         b. Licensee agrees to sell and distribute the Articles covered by this Agreement at a competitive price and not on an approval or consignment basis to retail stores.

         c. Licensee agrees to keep Licensor informed on a regular basis of Licensee's activities in manufacturing and marketing the Articles covered by this Agreement.
10. Force Majeure
         No failure or omission by Licensee in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create liability if the same shall arise from any cause or causes beyond the reasonable control of Licensee.
11. Warranty and Consumer Response
         Licensee will, at no cost to Licensor, handle all warrantee (guarantee) satisfaction, response and compliance and all consumer response relative to any of the Articles. Licensor shall, at no cost to Licensee, promptly forward to Licensee, for handling, any and all such consumer inquires that it receives. Licensee shall use reasonable efforts to keep Licensor generally informed of consumer complaints relative to the Articles.
12. No Joint Venture
         Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever.
13. Assignment, Sublicense or Change of Control
         a. This Agreement and all rights and duties hereunder are personal to Licensee. Licensee may assign this Agreement to any third party, provided such third party is not a major competitor of Licensor.

         b. Licensor may assign this Agreement to any third party, provided that such third party is also assigned all of Licensor's right, title and interest in the Trademark as applied to Articles and Licensor shall furnish written notice of such assignment to Licensee.
         c. Except as provided below, any change in direct or indirect control over Licensee or any assignee of rights of Licensee under this Agreement shall not be subject to the prior written approval of Licensor. The term "assignee" in the preceding sentence shall not include contract manufacturers. However, the occurrence of any of the following events shall not be permitted:
                  (i) any major competitor of Licensor becomes the beneficial owner, directly or indirectly, of a majority of the issued and outstanding shares of Licensee entitled to vote for the election of directors;
                  (ii) the stockholders of Licensee approve an agreement
                       providing for a transaction in which Licensee will cease to be an independent corporation and the entity which will control it is a major competitor of Licensor, or pursuant to which Licensee sells or otherwise disposes of all or substantially all of the assets of Licensee to a major competitor of Licensor.

14. Confidentiality
         Both parties shall keep confidential and shall not cause or permit the disclosure to any third party, other than those whose duties require possession of such information, such as contract manufacturers and sublicensees, of any confidential information disclosed by either party to the other pursuant to this Agreement. Confidential information may include, but is not limited to, formulas, production processes, research, marketing and sales information. Said confidentiality requirement shall not apply to any information which (a) was in the possession of a party on a non-confidential basis prior to the receipt of any disclosure to it by the other party, or (b) is or becomes, without disclosure by a party, part of the public knowledge or literature, or (c) otherwise lawfully becomes available to a party, from sources other than the other party, which sources did not acquire such information directly from the party, or (d) counsel to the party advises must be disclosed pursuant to a court order or by law or regulation.
15. Notices
         All notices to be made hereunder shall be in writing sent via certified, overnight or registered mail (return receipt requested). Any Articles or materials submitted for approval under this Agreement shall not be governed by the mailing type requirements of this Notice provision. Such notices and statements shall be given to or made at the respective address of the parties as set forth below unless notification of a change of address is given in writing, and the date of receipt shall be deemed the date the notice or statement is actually received:

         To Licensor:                        To Licensee:

         General Mills Products Corp.        Integrated Brands, Inc.
         Number One General Mills            4175 Veterans Highway
          Boulevard                          Ronkonkoma, NY 11779
         Minneapolis, MN 55426               Attn: Gary P. Stevens,
         Attn: Trademark Counsel             President

         cc:      General Counsel            cc:      Benjamin Raphan, Esq.
                  General Mills, Inc.                 Tenzer Greenblatt LLP
                  Number One General                  405 Lexington Avenue
                  Mills Boulevard                     New York, NY 10174
                  Minneapolis, MN 55426

16. No Waiver. Etc.
         None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by both parties. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement and in the other agreements between the parties which represent the entire understanding of the parties.
17. Choice of Law
         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota. The parties hereto agree to submit to jurisdiction in the State of Minnesota, and further agree that any court proceeding relating to any controversy arising under this Agreement shall be in the federal court located in Hennepin
County in the State of Minnesota.
18. Submission of Agreement
         This Agreement shall become effective only upon its execution by Licensor and Licensee.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date and year first above written.

                                   GENERAL MILLS, INC.


Dated: 8/15/95                     By: /s/ Gary M. Rodkin
- ---------------------                  ----------------------------------
                                            Senior Vice President

                                   GENERAL MILLS PRODUCTS CORP.


Dated: 8/15/95                     By: /s/ C.S. Bernhard
- ---------------------                  ----------------------------------
                                            Corporate Secretary

                                   INTEGRATED BRANDS INC.


Dated: 8/15/95                     By: /s/ Richard E. Smith
- ---------------------                  ----------------------------------
                                            Chairman & CEO